CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 738 to Registration Statement No. 33-26305 on Form N-1A of our report dated July 24, 2017, relating to the financial statements and financial highlights of BlackRock Impact Bond Fund (the “Fund”), a series of BlackRock FundsSM (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the period from August 23, 2016 (commencement of operations) to May 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 26, 2017